RULE NO. 424(b)(5)
                                                  REGISTRATION NO. 333-68747

P R O S P E C T U S
-------------------

                            MERRILL LYNCH & CO., INC.
                             SENIOR DEBT SECURITIES


         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in our outstanding senior debt securities listed below and the senior debt securities that we will issue in the future.

                                Redeemable Notes
                                ----------------


$1,650,000,000  of 6% Notes due February 12, 2003;       $125,000,000 of 6 3/8% Notes due  September  8,  2006;
$150,000,000  of 7.05%  Notes  due  April  15,  2003;    $700,000,000  6 1/2% Notes due July 15, 2018;
$750,000,000  Floating Rate Notes due June 24,  2003;    $1,000,000,000  6 7/8% Notes due  November  15,  2018; and
$500,000,000  6% Notes due  November 15,  2004;          $33,015,000  of 8.40% Notes due November 1, 2019.
$500,000,000 6% Notes due July 15, 2005;



                              Non-Redeemable Notes
                              --------------------


$300,000,000 of 8 1/4% Notes due November 15, 1999;       $500,000,000 of 6.55% Notes due  August  1,  2004;
$150,000,000  of 8 3/8%  Notes  due  February  9,  2000;  $200,000,000  of 6 1/4% Notes due January 15, 2006;
$150,000,000 of 6.70% Notes due August 1, 2000;           $200,000,000 of 7% Notes due March 15, 2006;
$500,000,000 of 6% Notes due January 15,  2001;           $350,000,000  of 7 3/8% Notes due May 15, 2006;
$250,000,000 of 6% Notes due March 1, 2001;               $500,000,000 of 7% Notes due January 15, 2007;
$300,000,000  of 6 1/2% Notes due April 1, 2001;          $150,000,000  of 8% Notes  due  June 1,  2007;
$225,000,000  of 8%  Notes  due  February  1,  2002;      $250,000,000 of 6.56% Notes due December 16, 2007;
$150,000,000 of 7 3/8% Notes due August 17, 2002;         $250,000,000 of 7% Notes due April 27, 2008;
$250,000,000 of 6.64% Notes due September 19, 2002;       $150,000,000 of 6 1/4% Notes due October 15, 2008;
$300,000,000 of Floating Rate Notes due February 4, 2003; $500,000,000 of 6 3/8% Notes due October 15, 2008;
$200,000,000 of 6 7/8% Notes due March 1, 2003;           $250,000,000 of 6 3/4% Notes due June 1, 2028; and
                                                          $2,000,000,000 of 6% Notes due February 17, 2009.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The sale price of the MITTS Securities will be the prevailing market price at the time of sale.

                              --------------------

                               MERRILL LYNCH & CO.
                              --------------------

                  The date of this prospectus is June 24, 1999.





                                TABLE OF CONTENTS


MERRILL LYNCH & CO., INC...................................................3

RATIO OF EARNINGS TO FIXED CHARGES.........................................4

DESCRIPTION OF SENIOR DEBT SECURITIES......................................5

OTHER TERMS...............................................................18

WHERE YOU CAN FIND MORE INFORMATION.......................................21

INCORPORATION OF INFORMATION WE FILE WITH THE SEC.........................21

PLAN OF DISTRIBUTION......................................................22

EXPERTS...................................................................22






                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o    securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o    securities clearance services;

         o    equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o    insurance sales and underwriting services.

                  We provide  these  products  and  services  to a wide array of
clients,  including  individual  investors,   small  businesses,   corporations,
governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the senior debt securities described in this prospectus.






                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:




                                                                                                  FOR THE THREE
                                                     YEAR ENDED LAST FRIDAY IN DECEMBER            MONTHS ENDED
                                                     1994     1995     1996     1997      1998    MARCH 26, 1999
                                                     ----     ----     ----     ----      ----    --------------
Ratio of earnings to fixed charges(a).........        1.2      1.2      1.2      1.2      1.1           1.3

----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.






                      DESCRIPTION OF SENIOR DEBT SECURITIES

         The senior debt securities were issued as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the senior debt securities of which this prospectus is a part. The following summaries of certain provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         Series of senior debt securities may from time to time be issued under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and each series of the senior debt securities are governed by and construed in accordance with the laws of the State of New York.

         Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to senior debt securities in which $2,500,000 or more has been invested. While ML&Co. believes that New York law would be given effect by a state or Federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. ML&Co. agrees for the benefit of the holders of its senior debt securities, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a holder of senior debt securities.

         Outstanding senior debt securities are issuable only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000, unless otherwise indicated. No service charge will be made for any registration of transfer or exchange of senior debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration, transfer or exchange.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

         Principal, premium and interest on the senior debt securities will be payable at the office of the trustee in New York City so designated, provided that, unless otherwise set forth below, payment of interest may be made at the option of ML&Co. by check mailed to the address of the person entitled to that payment as shown on the security register. In addition, the transfer of the senior debt securities is and will be registrable, and senior debt securities are and will be exchangeable at the trustee's designated office.

         Unless otherwise specified with respect to a particular series of senior debt securities, the senior debt securities are not subject to any sinking fund and are not redeemable before maturity.

BOOK-ENTRY SECURITIES

         Specified series of the senior debt securities have been issued in global form and are considered book-entry securities. Beneficial owners of these senior debt securities will not receive physical delivery of these securities nor may they be entitled to have these securities registered in their name. These book-entry securities are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company, also known as DTC, as depositary, registered in the name of DTC or its nominee. Unless and until it is exchanged in whole or in part for senior debt securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         In some cases, investors of outstanding senior debt securities have elected to hold interests in the global notes through either the depositary in the United States or Cedelbank, societe anonyme, and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cedelbank and Euroclear hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. acts as depositary for Cedelbank and The Chase Manhattan Bank acts as depositary for Euroclear.

         DTC PROCEDURES

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments on the senior debt securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of these payments to direct participants is the responsibility of DTC, and disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

         EXCHANGE FOR CERTIFICATED SECURITIES

         If the depositary is at any time unwilling or unable to continue as depositary and

         (a) a successor depositary is not appointed by ML&Co. within 60 days,

         (b) ML&Co. executes and delivers to the trustee a company order to the effect that the global notes shall be exchangeable, and

         (c) an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the senior debt securities,

the global notes will be exchangeable for senior debt securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The definitive securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global notes.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, senior debt securities in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

         CEDELBANK

         Cedelbank has advised ML&Co. that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations and facilities the clearance and settlement of securities transactions between Cedelbank participants through electronic book-entry changes in accounts of Cedelbank participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank participant either directly or indirectly.

         Distributions with respect to the book-entry securities held beneficially through Cedelbank are credited to cash accounts of Cedelbank participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedelbank.

         EUROCLEAR

         Euroclear has advised ML&Co. that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

         The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

         Distributions with respect to book-entry securities held beneficially through Euroclear are credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

         CLEARANCE AND SETTLEMENT PROCEDURES

         Secondary market trading between DTC participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

         Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Cedelbank or Euroclear participants, on the other, will be effected in the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, any cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving book-entry securities in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Cedelbank and Euroclear participants may not deliver instructions directly to the depositary.

         Because of time-zone differences, credits of book-entry securities received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited on the business day following the depositary settlement date. Any credits or transactions in book-entry securities settled during processing will be reported to the relevant Euroclear or Cedelbank participants on that business day. Cash received in Cedelbank or Euroclear as a result of sales of securities by or through a Cedelbank participant or a Euroclear participant to a DTC participant will be received with value on the depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the depositary.

         Although the depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of book-entry securities among participants of the depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

NOTICES

         Notices to holders of outstanding senior debt securities will be sent by mail to the registered holders and will be published, whether the securities are in global or definitive form, and so long as the securities are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxembourg Wort. Any notice shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication. So long as senior debt securities are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

FURTHER ISSUES

         ML&Co. may from time to time, without notice to or the consent of the registered holders of any series of outstanding senior debt securities, create and issue additional senior debt securities ranking equally with the original series of senior debt securities in all respects other than the payment of interest accruing before the originally issue date of the additional senior debt securities. The new issue of senior debt securities may be consolidated and form a single series with the original issue of the securities of that series and have the same terms as to status, redemption or otherwise as the senior debt securities of the original series.

PAYMENT OF ADDITIONAL AMOUNTS

         Unless otherwise stated, ML&Co. will, subject to the exceptions and limitations set forth below, pay as additional interest on the senior debt securities, additional amounts in order for the net payment of the principal of and interest on the senior debt securities to a holder who is a non-United States person, after deduction for any present or future tax, assessment or other governmental charge of the United States of a political subdivision or taxing authority in or of any United States political subdivision, imposed by withholding with respect to the payment, will not be less than the amount provided in the senior debt securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

     (1) to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

          (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

          (b) having a current or former relationship with the Untied States, including a relationship as a citizen or resident of the United States;

          (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

         (d) being or having been present a "10-percent shareholder" of ML&Co. as defined in section 871 (h)(3) of the United States Internal Revenue Code or any successor provisions; or

         (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

    (2) to any holder that is not the sole beneficial owner of the securities, or any portion of the securities, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

   (3) to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the security, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from tax, assessment or other governmental charge;

   (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by ML&Co. or a paying agent from the payment;

   (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

   (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

   (7) to any tax, assessment or other governmental charge required to be withheld by any payment agent from any payment of principal of or interest on any senior debt security, if that payment can be made without any withholding by any other payment agent; or

   (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

         Some of the outstanding senior debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the payments due and payable. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons", ML&Co. will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority.

         As used under this heading "--Payment of Additional Amounts" and "--Redemption for Tax Reasons", the term "United States" means the United States of America, including the States and the District of Columbia, and its territories, its possessions and other areas subject to its jurisdiction.

         "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, other than a partnership that is not treated as a United States person under any applicable Treasury regulations, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decision of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons before that date that elect to continue to be treated as United States persons will also be a United States person.

         "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

         As designated, some of the outstanding senior debt securities provide that, if, as a result of any change in, or amendment to, the laws, or any regulations or rulings promulgated under those laws, of the United States or any political subdivision or taxing authority in or of the United States, or any change in, or amendments to, an official position regarding the applicable or interpretation of those laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date the applicable series of senior debt securities were initially issued, ML&Co. becomes or, based upon a written opinion of independent counsel selected by ML&Co., will become obligated to pay additional amounts as described in this prospectus under the heading "--Payment of Additional Amounts" with respect to those securities, then ML&Co. may, at its option redeem, as a whole, but not in part, the securities on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid to the date fixed for redemption.

TAX CONSIDERATIONS

         It is suggested that you should reach an investment decision regarding the senior debt securities only after carefully considering the suitability of the senior debt securities in the light of your particular circumstances.

         You should also consider the tax consequences, if any, of investing in the Securities and should consult your tax advisor.

REDEEMABLE NOTES

TERMS AND PROVISIONS APPLICABLE TO EACH SERIES OF REDEEMABLE NOTES

         The specific terms and provisions applicable to each series of redeemable notes of ML&Co. are described below. The title of each series of the redeemable notes designates the interest rate and maturity date of that series of notes.

         Each series of redeemable notes bears interest at a specified rate payable through their stated maturity date to the persons in whose names the notes are registered on the record date preceding each interest payment date as indicated below. If any interest payment date or the stated maturity date falls on a day that is not a Business Day, as defined below, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or stated maturity date, as the case may be. Unless otherwise stated below, "Business Day" with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law to close.

         The redeemable notes are subject to redemption by ML&Co. or repayment at the option of their holders before their stated maturity dates as indicated below. Beneficial interests in any redeemable notes that are book-entry securities may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples of $1,000.

TERMS AND PROVISIONS OF 6% NOTES DUE FEBRUARY 12, 2003

         The stated maturity date for the 6% Notes due February 12, 2003 is February 12, 2003.

         These notes of this series bear interest from February 12, 1998 and are payable semiannually on February 12 and August 12 of each year and at maturity, to the persons in whose names the notes are registered on the preceding July 29 and January 29, respectively.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described under the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders of these notes will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to this series of notes, and as long as these notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

TERMS AND PROVISIONS OF 7.05% NOTES DUE APRIL 15, 2003

         The 7.05% Notes due April 15, 2003 will mature on April 15, 2003 unless redeemed earlier as provided below.

         The note of this series bear interest and are payable semiannually on each October 15 and April 15 to the persons in whose names the notes are registered on the next preceding October 1 and April 1, respectively.

         The notes are subject to redemption at the option of ML&Co. on or after April 15, 1998, in whole or in part in increments of $1,000, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued interest to but excluding the date of redemption. Notice of redemption will be given not less than 30 or more than 60 days before the date of redemption to each holder of notes to be redeemed.

TERMS AND PROVISIONS OF FLOATING RATE NOTES DUE JUNE 24, 2003

         The Floating Rate Notes due June 24, 2003 will mature on June 24, 2003.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described in the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders of these notes will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to notes, and as long as the notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

         This series of notes bear interest from June 24, 1998 until their maturity, payable in arrears on March 24, June 24, September 24 and December 24 of each year and at maturity, to the persons in whose names the Notes are registered on the preceding March 9, June 9, September 9 and December 9, respectively; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. Interest payable on each interest payment date will include interest accrued from and including the first day of the interest period relating to that interest payment date to and including the last day of that interest period. Each interest period comprises the period beginning on and including June 24, 1998 and ending on and including the day preceding the first interest payment date, and, thereafter, each successive period beginning on and including each interest payment date and ending on and including the day preceding the next succeeding interest payment date.

         With respect to this series of notes, "Business Day", with respect to any place of payment, means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in that place of payment are authorized or required by law, regulation or executive order to close, and which day is also a London Business Day.

         "London Business Day" means any day, other than a Saturday or a Sunday, on which commercial banks and foreign exchange markets settle payments in London, England.

         The per annum rate of interest with respect to this series of notes will be reset on each interest reset date and will be LIBOR plus 0.15%. Each interest payment date will be an interest reset date.

         The interest rate applicable to each interest period will be the rate determined on the interest determination date applicable to that interest period. The interest determination date applicable to any interest reset date will be the second London Business Day preceding that interest reset date.

         With respect to each interest reset date, "LIBOR" will be determined by MLPF&S as the calculation agent for an interest determination date and will be the rate for deposits in United States dollars having a maturity of three months beginning on the second London Business Day immediately following that interest determination date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date.

         If fewer than two offered rates appear, or no rate appears, as applicable, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars having a maturity of three months beginning on the second London Business Day immediately following that interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on that interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a maturity of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined on that interest determination date will be LIBOR in effect on that interest determination date.

         "Telerate Page 3750" means page 3750 on the Bridge Telerate, or any other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for United States dollars, for the purpose of displaying the London interbank rates of major banks for United States dollars.

         Interest on this series of notes will be computed and paid on the basis of the actual number of days for which interest accrues in each interest period divided by 360.

         All percentages resulting from any calculation on the notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545)) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from any calculation on the notes will be rounded to the nearest cent, with one-half cent being rounded upward.

         ML&Co. will notify the Luxembourg Stock Exchange or will cause the Luxembourg Stock Exchange to be notified of the interest rate, the interest amount that will accrue, and commencement and ending dates for each interest period as soon as practicable after the determination is made.



TERMS AND PROVISIONS OF 6% NOTES DUE NOVEMBER 15, 2004

         The 6% Notes due November 15, 2004 will mature on November 15, 2004.

         The notes of this series bear interest and are payable semiannually on May 15 and November 15 of each year and at maturity, to the persons in whose names the notes are registered on the preceding May 1 and November 1, respectively.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described in the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the notes.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to the notes, and as long as the notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

TERMS AND PROVISIONS OF 6% NOTES DUE JULY 15, 2005

         The 6% Notes due July 15, 2005 will mature at par on July 15, 2005.

         The notes of this series bear interest and are payable semiannually on January 15 and July 15 of each year and at maturity, to the persons in whose names the notes are registered on the preceding December 31 and June 30, respectively.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described in the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the notes.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to the notes, and as long as the notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

TERMS AND PROVISIONS OF 6 3/8% NOTES DUE SEPTEMBER 8, 2006

         The 6 3/8% Notes due September 8, 2006 will mature on September 8, 2006 unless redeemed earlier as provided below.

         The notes of this series bear interest and are payable semiannually on each March 8 and September 8 to the persons in whose names the notes are registered on the preceding February 23 and August 23, respectively.

         The notes are subject to redemption at the option of ML&Co. on or after September 8, 2003, in whole or in part in increments of $1,000, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued interest to but excluding the date of redemption. Notice of redemption of the notes shall be given not less than 30 or more than 60 days before the date of redemption to each holder of the notes to be redeemed.



TERMS AND PROVISIONS OF 6 1/2% NOTES DUE JULY 15, 2018

         The 6 1/2% Notes due July 15, 2018 will mature on July 15, 2018.

         The notes of this series bear interest and are payable semiannually on January 15 and July 15 of each year and at maturity, to the persons in whose names the notes are registered on the preceding December 31 and June 30, respectively.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described in the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the notes.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to the notes, and as long as the notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

TERMS AND PROVISIONS OF 6 7/8% NOTES DUE NOVEMBER 15, 2018

         The 6 7/8% Notes due  November  15, 2018 will  mature on  November  15,
2018.

         The notes of this series bear interest and are payable semiannually on May 15 and November 15 of each year and at maturity, to the persons in whose names the notes are registered on the preceding May 1 and November 1, respectively.

         The notes of this series are not subject to redemption by ML&Co. before maturity unless the events described in the section entitled "--Redemption for Tax Reasons" occur.

         In the event definitive notes are issued, the holders will be able to receive payments on the notes and effect transfers of the notes at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the notes.

         ML&Co. has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to the notes, and as long as the notes are listed on the Luxembourg Stock Exchange, ML&Co. will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices".

TERMS AND PROVISIONS OF 8.40% NOTES DUE NOVEMBER 1, 2019

         The 8.40% Notes due November 1, 2019 will mature on November 1, 2019.

         The notes of this series bear interest and are payable semiannually on each May 1 and November 1 to the persons in whose names the notes are registered on the preceding April 15 and October 15, respectively.

         The notes are not redeemable by ML&Co. before maturity unless $20,000,000 or less of aggregate principal amount of the notes are outstanding, in which case the notes are redeemable at any time on or after November 1, 1994, in whole but not in part, on at least 15 days and not more than 60 days prior notice at a redemption price of 100% of principal amount of the notes plus accrued interest to the date of redemption.



NON-REDEEMABLE NOTES

         Each series of Non-Redeemable Notes bears interest at a specified rate payable semiannually through maturity to the persons in whose names the notes are registered on the regular record date preceding each interest payment date. The Non-Redeemable Notes are not subject to redemption by ML&Co. or repayment at the option of their holders before their stated maturity dates, and are issuable and transferable in denominations of $1,000 and any integral multiple of $1,000. Beneficial interests in Non-Redeemable Notes that are book-entry securities may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples of $1,000. The title of each series of Non-Redeemable Notes designates the interest rate or interest rate basis and maturity date of that series of notes.

NON-REDEEMABLE FIXED RATE NOTES


                 Series                            Interest Payment Dates               Regular Record Dates
                 ------                            ----------------------               --------------------

8 1/4% Notes due November 15, 1999              May 15 and November 15              May 1 and November 1
8 3/8% Notes due February 9, 2000*              February 9 and August 9             January 25 and July 25
6.70% Notes due August 1, 2000*                 February 1 and August 1             January 15 and July 15
6% Notes due January 15, 2001*                  January 15 and July 15              January 1 and July 1
6% Notes due March 1, 2001*                     March 1 and September 1             February 15 and August 15
6 1/2% Notes due April 1, 2001*                 April 1 and October 1               March 15 and September 15
8% Notes due February 1, 2002                   February 1 and August 1             January 15 and July 15
7 3/8% Notes due August 17, 2002*               February 17 and August 17           February 2 and August 2
6.64% Notes due September 19, 2002*             March 19 and September 19           March 4 and September 4
8.30% Notes due November 1, 2002                May 1 and November 1                April 15 and October 15
6% Notes due February 12, 2003*                 February 12 and August 12           January 29 and July 29
6 7/8% Notes due March 1, 2003*                 March 1 and September 1             February 15 and August 15
6.55% Notes due August 1, 2004*                 February 1 and August 1             January 15 and July 15
6 1/4% Notes due January 15, 2006*              January 15 and July 15              January 1 and July 1
7% Notes due March 15, 2006*                    March 15 and September 15           March 1 and September 1
7 3/8% Notes due May 15, 2006*                  May 15 and November 15              May 1 and November 1
7% Notes due January 15, 2007*                  January 15 and July 15              January 1 and July 1
8% Notes due June 1, 2007                       June 1 and December 1               May 15 and November 15
6.56% Notes due December 16, 2007*              June 16 and December 16             June 1 and December 1
7% Notes due April 27, 2008*                    April 27 and October 27             April 12 and October 12
6 1/4% Notes due October 15, 2008*              April 15 and October 15             March 31 and September 30
6 3/8% Notes due October 15, 2008*              April 15 and October 15             April 1 and October 1
6 3/4% Notes due June 1, 2028*                  June 1 and December 1               May 15 and November 15
6% Notes due February 17, 2009*                 February 1 and August 1             February 17 and August 17



------------------

*Book-Entry Securities


NON-REDEEMABLE FLOATING RATE NOTES DUE FEBRUARY 4, 2003

         The Floating Rate Notes due February 4, 2003 will mature on February 4, 2003.

         The notes of this series are not subject to redemption by ML&Co. before their maturity.

         The notes bear interest payable in arrears on February 4, May 4, August 4 and November 4 of each year until maturity. Interest payable on each interest payment date will include interest accrued from and including the first day of the interest period relating to that interest payment date to and including the last day of that interest period. Each interest period comprises the period beginning on and including the original issue date of the notes and ending on and including the day preceding the first interest payment date, and, thereafter, each successive period beginning on and including each interest payment date and ending on and including the day preceding the next succeeding interest payment date.

         With respect to this series of notes, "Business Day", with respect to any place of payment, means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in that place of payment are authorized or required by law, regulation or executive order to close, and which day is also a London Business Day.

         "London Business Day" means any day, other than a Saturday or a Sunday, on which commercial banks and foreign exchange markets settle payments in London, England.

         The per annum rate of interest with respect to this series of notes will be reset on each interest reset date and will be LIBOR plus 0.2%. Each interest payment date will be an interest reset date.

         The interest rate applicable to each interest period will be the rate determined on the interest determination date applicable to that interest period. The interest determination date applicable to any interest reset date will be the second London Business Day preceding that interest reset date.

         With respect to each interest reset date, "LIBOR" will be determined by MLPF&S as the calculation agent for an interest determination date and will be the rate for deposits in United States dollars having a maturity of three months beginning on the second London Business Day immediately following that interest determination date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date.

         If fewer than two offered rates appear, or no rate appears, as applicable, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars having a maturity of three months beginning on the second London Business Day immediately following that interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on that interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a maturity of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined on that interest determination date will be LIBOR in effect on that interest determination date.

         "Telerate Page 3750" means page 3750 on the Bridge Telerate, or any other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for United States dollars, for the purpose of displaying the London interbank rates of major banks for United States dollars.

         Interest on this series of notes will be computed and paid on the basis of the actual number of days for which interest accrues in each interest period divided by the actual number of days in the relevant year.

         All percentages resulting from any calculation on the notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545)) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from any calculation on the notes will be rounded to the nearest cent, with one-half cent being rounded upward.

                                   OTHER TERMS

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

       o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

       o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

       o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

              o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

              o perform and observe of all of ML&Co.'s obligations under the 1983 Indenture, and

        o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.



MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

     o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

     o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

     o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

     o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

     o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

     o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

     o   default in the payment of any principal or premium when due;

     o   default in the deposit of any sinking fund payment, when due;

     o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

     o   specified events in bankruptcy, insolvency or reorganization of ML&Co.;
         and

     o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         Any Event of Default with respect to any series of debt securities may be waived by the holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series, except a default:

     o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.






                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the senior debt securities. For further information on ML&Co. and the senior debt securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o   incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o   annual report on Form 10-K for the year ended December 25, 1998;
             and

         o   quarterly report on Form 10-Q for the period ended March 26, 1999;
             and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
             February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
             May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o   reports filed under Sections 13(a) and (c) of the Exchange Act;

         o   definitive proxy or information  statements filed under Section 14
             of  the   Exchange   Act  in   connection   with  any   subsequent
             stockholders' meeting; and

         o   any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.

                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the senior debt securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the senior debt securities.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The distribution of the senior debt securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.